Exhibit 3.1

CERTIFICATE OF INCORPORATION

OVINTIV INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

ARTICLE I

Name

The name of the corporation is Ovintiv Inc. (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 775,000,000 shares, consisting of (a) 750,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (b) 25,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

The Board (as defined below) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

4.2 Voting. Except as may otherwise be provided in this Certificate of Incorporation or by the DGCL, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with the second paragraph of Section 4.1 (such certificate, a “Preferred Stock Designation”)) or by the DGCL, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.3 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

4.4 Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Name and Mailing Address of Incorporator

The name and mailing address of the incorporator are Joanne L. Alexander and c/o Ovintiv Inc., 370 - 17th Street, Suite 1700, Denver, Colorado 80202.

ARTICLE VI

Powers of Incorporators

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware. The name and mailing address of each person who is to serve as an initial director of the Corporation until the first annual meeting of stockholders or until his or her successor is duly elected and qualified, are set forth below:

Name	Mailing Address
Peter A. Dea	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Fred J. Fowler	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Howard J. Mayson	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Lee A. McIntire	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Margaret A. McKenzie	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Steven W. Nance	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Suzanne P. Nimocks	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Thomas G. Ricks	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Brian G. Shaw	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Douglas J. Suttles	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Bruce G. Waterman	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

Clayton H. Woitas	c/o Ovintiv Inc. 370 - 17th Street, Suite 1700 Denver, Colorado 80202

ARTICLE VII

Board of Directors

7.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

7.2 Removal of Directors. Except for any directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, any director or the entire Board may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors generally.

7.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified.

7.4 Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VIII

Limitation of Liability

To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this ARTICLE VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE IX

Indemnification

9.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including any subsidiary of the Corporation and service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

9.2 Prepayment of Expenses. To the extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this ARTICLE IX or otherwise.

9.3 Claims. If a claim for indemnification or advancement of expenses under this ARTICLE IX is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses hereunder.

9.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually receives as indemnification or advancement of expenses from such other entity or enterprise and that is not subject to repayment.

9.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

9.7 Other Indemnification and Prepayment of Expenses. This ARTICLE IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE X

Section 203

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XI

Restriction on Stockholder Action by Written Consent

Except as otherwise provided for or fixed pursuant to ARTICLE IV or any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE XII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the DGCL; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this ARTICLE XII.

ARTICLE XIII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). For the avoidance of doubt, this ARTICLE XIII does not purport to apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

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WITNESS the signature of this Certificate of Incorporation this 24th day of January 2020.

/s/ Joanne L. Alexander
Incorporator
Name: Joanne L. Alexander